Exhibit 99.1



                       Zond-PanAero Windsystem Partners I,
                        a California Limited Partnership

                  Unaudited Financial and Business Information
                   for the fiscal year ended December 31, 2002
                            (the "Operating Report")

                    Introductory Note to the Operating Report
                    -----------------------------------------


Zond-PanAero Windsystem Partners I, a California Limited Partnership (the "Partnership") is required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As explained in the Current Report on Form 8-K filed November 14, 2003, the Partnership has not filed certain quarterly and annual reports required under the Exchange Act, including the Annual Report on Form 10-K for the year ended December 31, 2002. The Partnership has not had an auditor since the resignation of Arthur Andersen LLP ("Arthur Andersen") on February 5, 2002 and, accordingly, has not been able to file reports on Form 10-Q and Form 10-K that comply with the requirements of the Exchange Act. Until such time as the Partnership is able to retain an auditor, it intends to file on Form 8-K unaudited financial and business information on a quarterly basis. On November 25, 2003, the Partnership filed a Current Report on Form 8-K containing unaudited financial and business information for the fiscal year ended December 31, 2001 (the "November 25 Form 8-K"). Unaudited financial and business information for the fiscal year ended December 31, 2002 is contained herein. Except as otherwise expressly noted, the unaudited financial and business information contained herein does not reflect events occurring after December 31, 2002. However, certain material events that occurred after December 31, 2002 are described in Part I, Section 5 entitled "SUBSEQUENT EVENTS" and Note 7 to the Unaudited Financial Statements. The Partnership intends to file as exhibits to Form 8-K unaudited financial and business information for the first, second and third quarters of 2003, and for the fiscal year ended December 31, 2003 as soon as practicable, which the Partnership expects will be by March 31, 2004.

Due to the Partnership's inability to retain an auditor and file a complete Form 10-K as required under the Exchange Act for the year ended December 31, 2002, the Partnership is filing this Operating Report on Form 8-K. In preparing this Operating Report, current management was required to make certain assumptions and relied on the Partnership's financial statements provided in the November 25 Form 8-K and financial statements previously audited by Arthur Andersen for the year ended December 31, 2000. This Operating Report has not been reviewed or audited by an independent public accountant and it should not be relied upon as a fully compliant periodic report in accordance with the requirements of the Exchange Act. This Operating Report is subject to further review and potential adjustment and may not be indicative of the Partnership's financial condition or operating results.

Enron Wind Systems, LLC ("EWS"), the parent of Zond Windsystems Management LLC, the general partner of the Partnership (the "General Partner"), filed for Chapter 11 Bankruptcy on February 20, 2002. Subsequently, on May 10, 2002, EWS and certain of its affiliated companies (collectively, "Enron Wind") sold their entire business except certain assets and liabilities to General Electric Company. EWS retained its indirect equity interests, including the general partner interest, in the Partnership. As a consequence of these events, the management of Enron Wind, the General Partner and the Partnership changed. The information available to compile this Operating Report has been provided on the basis of information available to current management at this date. It is therefore possible that there may be events or issues that have not yet been discovered by the current management providing the information to compile this Operating Report and that this Operating Report may not fully account for these events or issues.

                       Zond-PanAero Windsystem Partners I,
                        a California Limited Partnership

                  Unaudited Financial and Business Information
                   for the fiscal year ended December 31, 2002
                            (the "Operating Report")

                                TABLE OF CONTENTS



                PART I                                                    PAGE

1.   Business................................................................1
2.   Properties..............................................................4
3.   Legal Proceedings.......................................................5
4.   Submission of Matters to a Vote of Security Holders.....................5
5.   Subsequent Events.......................................................6

                PART II

6.   Market for Registrant's Common Equity and Related
     Stockholder Matters.....................................................7
7.   Selected Financial Data (Unaudited).....................................8
8.   Management's Discussion and Analysis of
     Financial Condition and Results of Operations...........................8
9.   Unaudited Financial Statements.........................................10
10.  Changes in and Disagreements with Accountants
     on Accounting and Financial Disclosure.................................10

                PART III

11. Directors and Executive Officers of the Registrant......................12
12. Executive Compensation..................................................13
13. Security Ownership of Certain Beneficial Owners
    and Management .........................................................14
14. Certain Relationships and Related Transactions .........................15

                PART IV

15.  Exhibits, Unaudited Financial Statement Schedules, and
     Reports on Form 8-K....................................................16

PART I

 1.     BUSINESS
        --------

Introduction

Zond-PanAero Windsystem Partners I, a California Limited Partnership (the "Partnership") was formed on June 29, 1984 to purchase, own and operate a system of 300 Vestas Energy A/S Model V15 wind turbine electric generators (the "Turbines"). The electricity generated by the Turbines is sold by the Partnership to its sole customer, Southern California Edison Company ("SCE").

Each Turbine has a rated capacity of 65 kilowatts, and the Turbines have an aggregate rated capacity of 19.5 megawatts. The Turbines, together with certain infrastructural improvements (the "Infrastructural Improvements"), form an integrated electric power generating facility (the "Windsystem"). The Windsystem is located in the San Gorgonio Pass area of the San Bernardino Mountains near Palm Springs, California (the "Operating Site").

The Turbines are interconnected by a system of transformers and power transfer lines to a substation and SCE's transmission grid. The individual power lines from each of the Turbines are fed into step-up transformers, which increase the voltage from 480 volts to 12.5 kilovolts. Additional 12.5 kilovolt power transfer lines carry electricity to a substation, which steps up the electric power to 115 kilovolts for delivery to SCE.

The Windsystem, which became operational in November 1984, was constructed by Mesa Construction Company ("MCC"), a joint venture formed between an affiliate of Enron Wind Systems, Inc. ("EWSI") and an affiliate of PanAero Corporation ("PanAero"). The Partnership paid MCC a total of $48.9 million, comprised of $22.4 million in cash and $26.5 million in the form of notes (the "Purchase Notes"), for the purchase, construction and installation of the Turbines. The Purchase Notes matured on December 31, 2002. At that time, there was $1.0 million and $5.7 million of principal and interest in arrears, respectively. The business of the Partnership and the respective rights of its partners, including the Partnership's limited partners (the "Limited Partners"), are governed by the First Amended and Restated Certificate and Agreement of Limited Partnership of Zond-PanAero Windsystem Partners I, a California Limited Partnership, entered into on November 29, 1984, as amended (the "Partnership Agreement"). The term of the Partnership expires on December 31, 2005, unless terminated earlier in accordance with the terms of the Partnership Agreement. The general partner of the Partnership (the "General Partner") is Zond Windsystems Management LLC ("ZWM"), a California limited liability company wholly-owned by Enron Wind Systems, LLC ("EWS").

Bankruptcy and Mergers

Commencing on December 2, 2001, and periodically thereafter, Enron Corp. ("Enron") and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On February 20, 2002, Enron Wind Corp. ("EWC") and EWSI each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Additionally, two California limited liability companies formed on February 19, 2002 for the purposes of merging with EWC and EWSI in anticipation of the sale of Enron's wind business also filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.

EWC merged with and into one of such limited liability companies on April 19, 2002 and the surviving limited liability company changed its name to Enron Wind LLC ("EW"). EWSI merged with and into the other limited liability company, also on April 19, 2002, and Enron Wind Systems, LLC was the surviving limited liability company.

On April 12, 2002, Zond Windsystem Management Corporation ("ZWMC"), the general partner of the Partnership at such time, merged with and into a third California limited liability company, formed on March 12, 2002, and Zond Windsystems Management LLC was the surviving limited liability company. On May 3, 2002, Zond Construction Corp. merged with and into a fourth California limited liability company, formed on March 21, 2002, and the surviving limited liability company changed its name to Zond Construction LLC ("ZC").

See Part I, "5. SUBSEQUENT EVENTS - Bankruptcy".

Sale to General Electric

On April 10, 2002, Enron, EWC and certain of its subsidiaries, including EWSI, entered into an Amended and Restated Purchase and Sale Agreement in which such entities agreed to sell in an asset sale (the "GE Sale") their wind turbine manufacturing, operation and maintenance and construction businesses to General Electric Company, acting through its GE power systems business ("GEPS"). The GE Sale was consummated on May 10, 2002. EW retained the existing wind power projects including the indirect ownership of the general partnership interest in the Partnership. However, effective as of the sale, substantially all of the employees who had been involved in the management of the Partnership transferred to GEPS.

Following the sale to GEPS, new management was appointed to manage and operate the Partnership and ZWM's principal executive offices were moved to 1400 Smith Street, Houston, Texas 77002. Eric D. Gadd was appointed President and Chief Executive Officer of ZWM on September 26, 2002. ZWM has no directors.


Operation and Maintenance Services

EWS manages the Windsystem pursuant to a windsystem management agreement with the Partnership executed on July 27, 1988 (the "Management Agreement"). The Management Agreement terminates by its terms on December 31, 2004. Prior to May 10, 2002, Enron Wind Maintenance LLC, an affiliate of EWS, provided operations and maintenance services for the Windsystem. On May 10, 2002, in connection with the GE Sale, EWS contracted with GE Wind Energy, LLC to perform certain operations and maintenance services relating to the Windsystem for a period of one year ending on May 10, 2003.

See Part I, "5. SUBSEQUENT EVENTS - Operation and Maintenance Services".

Sale of Electric Power

The Partnership sells the electric power generated by the Turbines to SCE under a power purchase and sales agreement (the "Power Agreement"). The Power Agreement was originally entered into between SCE and PanAero in April 1982 and covers an aggregate of 29.9 megawatts of generating capacity. PanAero assigned the Power Agreement to Mesa Wind Developers ("Mesa") in July 1984. Mesa subsequently assigned the portion of the Power Agreement that covers the aggregate rated capacity of the Turbines (19.5 megawatts) to the Partnership.

Such assignment terminates effective December 31, 2004. The remaining 10.4 megawatts of generating capacity available under the Power Agreement was assigned by Mesa to Zond-PanAero Windsystem Partners II, a California Limited Partnership ("ZPII"), whose general partner is an affiliate of the General Partner. Such assignment also terminates effective December 31, 2004.

Under the Power Agreement, SCE is required to purchase all of the electric output from the Turbines at a rate equal to the greater of either 89% of SCE's "cost of energy" or a fixed minimum price of $0.102 per kilowatt hour ("kWh"). The Power Agreement provides, however, that if SCE's cost of energy exceeds $0.20 per kWh, the price per kWh paid by SCE will be limited to $0.20 per kWh plus 70% of the difference between 89% of its cost of energy and $0.20 per kWh. Since formation of the Partnership, SCE has paid only the fixed minimum price of $0.102 per kWh. SCE takes monthly meter readings of the amount of electricity delivered to SCE under the Power Agreement and makes payments based on such meter readings.

SCE Dispute

Market conditions in the California energy sector during 2000 and 2001 created a significant cash flow problem for SCE. At the end of January 2001, SCE advised the Partnership that SCE would not make payments for power deliveries in November and December 2000. The Partnership, along with other renewable source generators, engaged in discussions with SCE seeking payment from SCE for past due amounts under applicable power agreements entered into with SCE.

The Partnership continued to operate the Windsystem and deliver power to SCE believing that eventually a solution would be negotiated. SCE continued to default on its contractual obligations by missing payments due for January, February, and March 2001 power deliveries.

On March 27, 2001, the California Public Utilities Commission (the "CPUC") issued an order (the "CPUC Order") obligating SCE to begin payments for power delivered on a going-forward basis. Following the issuance of the CPUC Order, SCE initiated discussions with renewable source generators, including the Partnership, to agree on a payment plan for power delivered on a going-forward basis. The Partnership agreed with SCE to receive payments twice monthly for power delivered. Payments for the last five days in March 2001, from the date the CPUC Order was effective, through the end of 2001 were received from SCE. The CPUC Order did not address the issue of payments due for the period between November 1, 2000 and March 26, 2001.

By the end of April 2001, discussions with SCE regarding payment for power delivered for the period between November 1, 2000 and March 26, 2001 had not resulted in a solution. The Partnership, along with other renewable source generators (collectively, the "Power Generators"), assisted by outside counsel, explored various legal alternatives to enforce the contractual rights of the turbine owners. With no realistic prospects seemingly imminent for a negotiated solution, some of the Power Generators, including the Partnership, filed suit against SCE on May 2, 2001 in Los Angeles Superior Court (the "SCE Litigation"). The suit sought to recover compensation from SCE for power delivered, or at the option of the plaintiffs, relief from the obligation to deliver power under the existing contracts with SCE coupled with the right to sell power in the open market across the SCE transmission grid.

In June 2001, SCE sent an offer to renewable source generators to settle the amounts past due and proposed a structure for payment of the amounts past due. The offer resulted from lengthy negotiations between SCE and representatives of independent energy producers, monitored by representatives of the Governor of California. The offer provided for the payment of all amounts past due with interest accruing at 7% to the date of payment. On August 22, 2001, Mesa, for the benefit of the Partnership, entered into a settlement agreement with SCE that, among other things, set forth the terms for payment of past due amounts to Mesa, and ultimately the Partnership (the "SCE Payment Agreement").

The SCE Payment Agreement provides that past due amounts be paid in three installments, 10% of the amount outstanding plus interest on all the past due amounts to the date of the installment payment to be paid shortly after execution of the SCE Payment Agreement, another 10% of the amount outstanding to be paid when the SCE Payment Agreement becomes effective (after CPUC approval and certain other conditions are satisfied), and the final 80% to be paid when the California State Legislature approves a plan that restores SCE's credit. SCE paid the first installment due under the SCE Payment Agreement on August 31, 2001. All remaining amounts outstanding from SCE under the SCE Payment Agreement were collected from SCE by the end of March 2002.

See Part I, "5. SUBSEQUENT EVENTS - SCE Dispute".

Windsystem Performance

The amount of electricity produced by the Turbines depends upon wind speed, which is subject to significant seasonal variations in the San Gorgonio Pass area. Wind speed is generally highest during the summer months and lowest during the winter months. These seasonal variations result in significant variations from month to month in the net power production realized by the Turbines, and therefore result in monthly variations in the amount of electricity sold to SCE.

During 2002, SCE purchased an aggregate of 47.2 million kWh of electricity from the Partnership for an aggregate purchase price of $4.8 million.

Employees

The Partnership has no employees. EWS manages, operates, and maintains the Windsystem pursuant to the Management Agreement. The General Partner, utilizing employees of EWS, attends to the remaining day-to-day activities of the Partnership.


2.     PROPERTIES
       ----------

The Operating Site is situated on two adjoining parcels of land, consisting of approximately 440 acres, located in the San Gorgonio Pass area of the San Bernardino Mountains approximately 16 miles northwest of Palm Springs, California. The Partnership owns the Turbines, including the supporting towers and related concrete support pads and controllers. The Partnership uses a portion of the Operating Site and the Infrastructural Improvements pursuant to a 20-year easement granted by Mesa under the terms of a Wind Park Easement Agreement dated as of September 7, 1984, as amended (the "Wind Park Easement Agreement"). The Infrastructural Improvements include roads, fences, the power transfer system, the substation and maintenance facilities. Mesa has title to the Infrastructural Improvements, but has granted the Partnership a security interest in such assets under the Wind Park Easement Agreement. The

Infrastructural Improvements are also utilized by ZPII under a similar arrangement with Mesa.

Mesa has rights to develop wind energy resources at the Operating Site, which includes the Infrastructural Improvements, under a right-of-way grant (the "Right-of-Way Grant") from the United States Bureau of Land Management ("BLM"). The Right-of-Way Grant was originally issued to PanAero on January 26, 1983, and was assigned by PanAero to Mesa in April 1984. The primary term of the Right-of-Way Grant expired on January 26, 2003. On December 19, 2002, the Right-of-Way Grant was extended for a ten-year period commencing on January 27, 2003; however, the Wind Park Easement Agreement still expires on December 31, 2004. EWSI, PanAero, and their affiliates have developed and sold additional wind turbines on the Operating Site to ZPII and Mesa has granted a similar easement to ZPII. The general partner of ZPII is an affiliate of the General Partner.


3.     LEGAL PROCEEDINGS
       -----------------

SCE Dispute

See Part I, "1. BUSINESS - SCE Dispute" for a discussion regarding the SCE Litigation.

See Part I, "5. SUBSEQUENT EVENTS - SCE Dispute and FERC Investigation".

4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
       ---------------------------------------------------

No matters were submitted to a vote of the partners of the Partnership during 2002.

5.   SUBSEQUENT EVENTS
     -----------------

Bankruptcy

As of December 19, 2003 neither ZWM nor ZC has filed for bankruptcy.

Operation and Maintenance Services

In April 2003, EWS entered into an agreement with SeaWest Asset Management Services, LLC to provide certain operation and maintenance services relating to the Windsystem for a 5-year period ending on May 10, 2008.

SCE Dispute

The Partnership, along with the other Power Generators party to the SCE Litigation, dismissed the SCE Litigation in August 2003.

Purchase Notes

From January 1, 2003 through December 19, 2003, $0.6 million was paid on the Purchase Notes, all of which was applied to principal.

As of December 19, 2003, MCC has not exercised its right to foreclose under the Purchase Notes.

FERC Investigation

In May 2003, the Federal Energy Regulatory Commission (the "FERC"), pursuant to FERC Docket No. EL03-47-000, began investigating whether the Windsystem and certain other power projects owned by Enron or its affiliates failed to meet the ownership criteria for qualifying facility ("QF") status under the Public Utility Regulatory Policy Act of 1978 ("PURPA").

Under PURPA, and the applicable FERC regulations, a power project is not a QF if more than 50% of the equity interest in the project is owned by an electric utility or electric utility holding company. On July 11, 2003, the investigation of the QF status of the Windsystem by the FERC was set for hearing by the FERC. On July 22, 2003, the FERC investigation relating to the Windsystem was assigned to a FERC settlement judge. Representatives of the Partnership and the FERC have held several settlement meetings, and settlement discussions relating to the investigation are ongoing.

Recently Issued Accounting Pronouncements

On January 1, 2003, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 143 "Accounting for Asset Retirement Obligations".
On January 1, 2003, the Partnership also adopted SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections". These adoptions did not have a material impact on the Partnership's results of operations or financial condition.

The Partnership adopted SFAS No. 148 on January 1, 2003. The Partnership did not change to the fair value based method of accounting for stock-based employee compensation. Accordingly, the adoption of SFAS No. 148 would only affect the Partnership's financial condition or results of operations if the Partnership elects to change to the fair value method specified in SFAS No. 123. The adoption of SFAS No.148 had no effect on the financial position, results of operations, or cash flows of the Partnership.

See Part II, "8. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Recently Issued Accounting Pronouncements" for additional information.

Section 16 Filings

On December 18, 2003 Eric D. Gadd filed with the Securities and Exchange Commission (the "SEC") a Form 3.



                                     PART II

6.     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
       -------------------------------------------------
       STOCKHOLDER MATTERS
       -------------------

Market Information

There is no established public trading market for the Partnership's limited partnership units (the "Units"). The Partnership Agreement includes various restrictions on the transfer of Units.

Holders

The Partnership's records indicate that at December 31, 2002 there were 885 holders of record of the Partnership's Units.

Cash Distributions

The Partnership makes cash distributions in accordance with the terms of the Partnership Agreement. Due to less-than-projected operating results, the Partnership has not distributed any cash during any fiscal year other than 1985, in which the Partnership distributed an aggregate of approximately $158,000 to the Limited Partners and $2,000 to the then General Partners. Under the Purchase Notes, the Partnership cannot make cash distributions to its partners unless certain cash reserve balances are maintained, no events of default exist, and certain ratio tests are met. The Partnership did not meet these criteria, and did not make any cash distributions to its partners, during 2002.

7.     SELECTED FINANCIAL DATA  (UNAUDITED)
       ------------------------------------

From and after 1987, the Partnership's accounting records have been maintained on a federal tax accrual basis, consistent with appropriate provisions of the Internal Revenue Code. Such records have been adjusted to reflect generally accepted accounting principles for purposes of filings with the SEC.

            As of and for the years ended December 31, 2002 and 2001. (Dollars in thousands, except per Unit values which are in whole dollars)

                                                   2002           2001
                                              ------------    ------------
           Total Revenue                       $    4,855    $     4,453
           Net income (loss)                          466           (208)

           Per unit:
             Net income (loss)                        392           (175)
             Partners' deficit                       (820)        (1,212)

           Total assets                             6,365          8,875
           Current portion of notes
            payable to related party                1,008          4,497
           Accrued interest to related party        5,718          5,442
           Partners' deficit                         (976)        (1,442)


All per Unit values were calculated based on 1,190 Units.


8. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   -------------------------------------------------
   CONDITION AND RESULTS OF OPERATIONS
   -----------------------------------

Liquidity and Capital Resources

The Partnership continued to experience a lack of liquidity throughout 2002, primarily due to an ongoing shortfall in revenues from operations in comparison to the costs and expenses of operations. Accordingly, principal payments on the Purchase Notes in the aggregate amount of $1.0 million were in arrears, and interest payments in the amount of $5.7 million, were in arrears at December 31, 2002. The Partnership's failure to make timely payments on the Purchase Notes gave MCC the right to foreclose against the collateral of its loans as set forth in the Purchase Notes. As of December 31, 2002, MCC had not exercised its right to foreclosure under the Purchase Notes. See "Results of Operations for the year ended December 31, 2002" and Part I, "5. SUBSEQUENT EVENTS - Purchase Notes".

The Partnership's primary source of revenues and liquidity to fund operations of the Windsystem, repay debt, administer the Partnership, and make distributions to its partners is the production and sale of electricity from the Windsystem.

The Partnership's sole customer is SCE. The price paid by SCE for the electricity is contractually defined under the Power Agreement.

See Part I, "1. BUSINESS - Sale of Electric Power" for additional information.

As of December 31, 2002, the Partnership had no current or planned commitments for capital expenditures.

Results of Operations for the Year Ended December 31, 2002 Compared to December 31, 2001.

During 2002, the Partnership's overall reported electricity revenue was $4.8 million, and the Windsystem produced 47.2 million kWh of electricity for sale to SCE. This was an increase of $0.5 million or 12% in revenue and an increase of
4.9 million kWh of electricity produced or 12% as compared to 2001. These increases can mainly be attributed to an average of a 13% higher wind level in 2002 as compared to 2001.

Costs and expenses during 2002 were $4.4 million. This was a decrease of $0.3 million or 6%, as compared to 2001. This decrease can mainly be attributed to the decrease in interest expense of $0.3 million, as compared to 2001. Interest expense decreased due to lower average principal balances on the Purchase Notes outstanding in 2002. Maintenance expenses decreased by $0.1 million, as compared to 2001. Property taxes also decreased by $0.1 million as compared to 2001. This decrease can be attributed to a one-time property tax assessment related to prior years that was reflected in 2001 totaling $0.1 million.

Offsetting these decreases were the following increase in costs and expenses. During 2002 easement fees increased by $0.1 million, as compared to 2001. The increase in easement fees is directly related to the increase in Gross Operating Proceeds recorded in 2002. During 2002, Gross Operating Proceeds were $5.3 million, which was an increase of $2.0 million as compared to 2001. See Part III, "12. EXECUTIVE COMPENSATION - Operating Site Rentals" for additional information.

Insurance expense increased in 2002 by $0.1 million, as compared to 2001. This increase can be directly related to market conditions within the Property and Casualty Insurance industry coupled with adverse experience in prior years.

Overall, the Partnership reported net operating income of $0.5 million for 2002, an increase of $0.7 million as compared to 2001. During 2002, total partners' deficit decreased by $0.5 million or 32% to ($1.0) million. Net income per Unit was $392 for 2002, compared to a net loss per Unit of $175 for 2001.

Recently Issued Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

The Partnership does not expect the adoption of this statement to have a material impact on the results of operations and financial condition of the Partnership.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure about the effects on reported net income of an entity's stock-based employee compensation in interim financial statements.

See Part I, "5. SUBSEQUENT EVENTS - Recently Issued Accounting Pronouncements".

9.     UNAUDITED FINANCIAL STATEMENTS
       ------------------------------

The unaudited financial statements of the Partnership for the fiscal year ended December 31, 2002 filed as part of this Operating Report and listed in response to Part IV, "15. EXHIBITS, UNAUDITED FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K" hereof, are hereby incorporated by reference.


10. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
    ------------------------------------------------
    ACCOUNTING AND FINANCIAL DISCLOSURE
    -----------------------------------

The Partnership's Current Report on Form 8-K, filed with the SEC on February 13, 2002, as amended by Form 8-K/A, filed with the SEC on February 27, 2002, discloses the following information:

Effective February 5, 2002, Arthur Andersen LLP ("Andersen") resigned as auditors of the Partnership.

The reports of Andersen on the Partnership's financial statements for the years ended December 31, 1999 and 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to the audit scope, uncertainty or accounting principles. Andersen advised that it had not withdrawn any of its opinions expressed in their auditor's report for any periods for which they conducted audits of the Partnership.

The General Partner did not approve the resignation by Andersen.

During the preceding two years and in the subsequent interim periods through February 5, 2002, there were no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to the satisfaction of Andersen would have caused Andersen to make reference to the matter in their report.

During the preceding two years and in the subsequent interim periods through February 5, 2002, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K.

On February 13, 2002, Andersen issued a letter to the SEC acknowledging that it had read the above statements and was in agreement with such statements.

The Partnership has not been able to retain an auditor following the resignation of Andersen.

                                    PART III


11.    DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
       --------------------------------------------------

The Partnership does not have any employees or directors. As of December 31, 2002, the General Partner of the Partnership was ZWM. ZWM is (and prior to April 19, 2002 ZWMC was) responsible for the management of the Partnership.

Rights and Powers of the General Partner

Under the terms of the Partnership Agreement, the General Partner holds the exclusive right to manage the business and affairs of the Partnership. The Limited Partners, Dean Witter Reynolds Inc., as a special limited partner (the "Special Limited Partner"), and the substituted limited partners are not entitled to exercise any rights or powers to manage the business and affairs of the Partnership. The Limited Partners, Special Limited Partner and substituted limited partners have voting rights only with respect to certain fundamental changes in the nature and operation of the Partnership, as set forth in the Partnership Agreement. As of December 31, 2002, ZWM was a California limited liability company wholly-owned by EWS. As of December 31, 2002, the principal executive offices of ZWM are located at 1400 Smith Street, Houston, Texas 77002.

Set forth below is certain information regarding the officers and directors of ZWM, as of December 31, 2002. As of December 31, 2002, ZWM has no directors. EWS alone determines who will serve as the directors of ZWM.

         Name                Age         Position
         ----                ---         --------

         Eric D. Gadd        48          President and Chief Executive Officer


Mr. Gadd has served as President and Chief Executive officer of ZWM since September 26, 2002, and has served as President and Chief Executive Officer of EWS since May 11, 2002. Mr. Gadd is responsible for managing and restructuring global wind business operations.

Prior to his current assignment, Mr. Gadd served as Vice President of Business Development for Enron's natural gas pipeline affiliate. From 1995 to 2001, he was involved in business development and commercial management in Enron's European offices where he developed large gas-fired power generation projects; acquired and disposed operating business assets; managed power and gas commercial activities; and expanded operations into retail energy markets and wholesale base metals markets.

Prior to joining Enron, Mr. Gadd was employed by Baltimore Gas and Electric Company for twelve years in a variety of commercial assignments in regulated power generation and natural gas distribution.


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Partnership's directors, officers, and persons who own more than 10% of a registered class of the Partnership's equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the Partnership's records, the current management does not believe that any person who may have met the filing requirements of Section 16(a) of the Exchange Act during 2002 filed any Section 16(a) reports with the SEC.

Eric D. Gadd, President and Chief Executive officer of ZWM, did not file with the SEC a Form 3 in 2002. This form was subsequently filed. See Part I, "5. SUBSEQUENT EVENTS - Section 16 filings".


Delegation of Management

The Partnership has delegated certain aspects of the operation, management, maintenance and repair of the Windsystem to EWS pursuant to the Management Agreement. See Part I, "1. BUSINESS - Operation and Maintenance Services".


12.    EXECUTIVE COMPENSATION
       ----------------------

As the Partnership has no employees, it does not pay executive compensation to any individual. The General Partner participates in the profits and losses of the Partnership by virtue of its partnership interests, and EWS receives (and prior to April 19, 2002 EWSI received) payment under the Management Agreement for services rendered thereunder. During 2002 officers and members of the board of directors of the General Partner were not compensated by the Partnership for their services in those capacities.

Distributions

Following its removal as a general partner of the Partnership in June 1988, PanAero Management Corporation ("PAMC") became a substituted limited partner of the Partnership. Under an agreement of Settlement and Mutual Release, dated June 26, 2000, settling all claims in the lawsuit entitled PanAero Management Corporation et. al. v. Zond System, Inc. et al., Los Angeles Superior Court Case No. BC 130959 (the "Settlement Agreement"), PAMC transferred its substituted limited partner interest to ZWMC.

The Partnership makes distributions in accordance with the terms of the Partnership Agreement. The Partnership did not distribute any amounts during 2002.

Windsystem Management Fees

As compensation for its services under the Management Agreement, EWS receives a management fee of 2% of the Partnership's gross operating proceeds ("Gross Operating Proceeds"). Gross Operating Proceeds are defined as all gross receipts from the sale of electricity generated by the Turbines and all amounts paid in lieu of receipts from the sale of electricity, including, without limitation, any proceeds of systems performance or wind resource insurance, casualty loss and business interruption insurance paid in reimbursement of lost revenues and warranty payments in reimbursement of lost revenues. Under the Management Agreement, EWS is also reimbursed for 115% of the maintenance costs, including labor and material costs that it incurs in the performance of services including services by third parties. Upon termination of the Management Agreement in December 2004, EWS will be entitled to receive an incentive fee equal to the balance of the cash reserve maintained in connection with the Purchase Notes. As of December 31, 2002, no cash reserve had been established. At its option, EWS also is entitled to receive 10% interest on any funds advanced to or on behalf of the Partnership. During 2002, the Partnership incurred $0.1 million for management fees and $0.9 million for cost reimbursement of maintenance and other operating costs under the Management Agreement.

Operating Site Rentals

Under the Wind Park Easement Agreement, Mesa charges the Partnership rental fees for use of the Operating Site and Infrastructural Improvements in an amount equal to the greater of 5% of Gross Operating Proceeds or the Partnership's pro rata share (with the other producers of electric energy from wind power on the Operating Site) of the payments due the BLM under the Right-of-Way Grant. For 2002, the Partnership's easement fees were $0.3 million.

Interest on Purchase Notes

MCC earns interest from the Partnership on the principal balance outstanding under the Purchase Notes at a rate of 11% per annum. During 2002, MCC earned $0.4 million in interest under the Purchase Notes from the Partnership.


13.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
       ---------------------------------------------------
       MANAGEMENT
       ----------

Certain Beneficial Owners

To the Partnership's knowledge, no person (including a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is the beneficial owner of more than 5% of the Partnership's equity interests.

Ownership of Management

ZWM owns the sole general partner interest in the Partnership. The Partnership's records indicate that at December 31, 2002 ZWM also owns the substituted limited partner interest transferred by PAMC as discussed in Part III, "12. EXECUTIVE COMPENSATION - Distributions" and two Units. The Partnership's records indicate that at December 31, 2002 EWS had a .0003% substituted limited partner interest in the Partnership. The Partnership's records indicate that at December 31, 2002 no executive officer or director of ZWM owned any interest in the Partnership.

Changes In Control

In March 1988, ZWMC executed a conditional resignation of its position as a General Partner, such resignation to become effective upon a material breach of any of ZWMC's agreements contained in a Letter of Understanding dated March 24, 1988 among ZWMC, EWSI, Dean Witter Reynolds Inc. and certain EWSI affiliates (the "Letter of Understanding"). It is not clear whether there was a material breach of any of ZWMC's agreements under the Letter of Understanding; however, based on a review of the Partnership's books and records, it does not appear that any affirmative steps have been taken to effectuate a resignation by ZWMC (or as of April 19, 2002 ZWM) of its position as a General Partner. Furthermore, even if a material breach of any of ZWMC's agreements under the Letter of Understanding had occurred, such a breach arguably would not result in ZWMC's

(or as of April 19, 2002 ZWM's) resignation as a General Partner because such a resignation would breach the terms of the Partnership Agreement.

This description of the terms of ZWMC's conditional resignation is qualified in its entirety by the Letter of Understanding, including its exhibits, a copy of which was attached as Exhibit 28.1 to the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1989.

14.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
       ----------------------------------------------

Purchase Note Financing

The Purchase Notes are currently payable in equal semi-annual installments of principal and interest over 18 years, commencing in 1984, and accrue interest at 11%. At December 31, 2002, approximately $6.7 million, including $ 5.7 million of accrued interest, was due to MCC under the Purchase Notes. During 2002, the Partnership made principal and interest payments to MCC on the Purchase Notes of $3.5 million and $0.1 million, respectively. See Part II, "8. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" for additional information.

Management of the Windsystem

Under the Management Agreement, EWS is obligated to exercise due diligence in performing its duties and obligations. EWS's duties and obligations include, but are not limited to: (1) representing the Partnership in its dealings with SCE,
(2) collecting all revenues from SCE, (3) disbursing funds to cover necessary operating costs, including without limitation, repairs and maintenance, easements, property taxes, debt service and insurance, (4) hiring and supervising operating and maintenance personnel, (5) causing the Turbines to be maintained in good condition and repair, (6) complying with any orders or obligations imposed by any governmental agency with jurisdiction, unless the Partnership instructs to the contrary, (7) investigating all accidents or damage relating to the ownership, operation or maintenance of the Turbines or infrastructural facilities, (8) enforcing warranty and insurance claims associated with the Turbines, the infrastructural facilities and components thereof, (9) complying with the Right-of-Way Grant operating conditions and requirements, (10) operating, maintaining and repairing the infrastructural facilities, (11) maximizing production of electric power, (12) using best efforts to ensure costs and expenses are reasonable and competitive with those of unaffiliated third parties, (13) providing quarterly accounting and operating reports, and (14) performing other services, in its reasonable judgment, that it may deem necessary.

As compensation for its services under the Management Agreement, EWS receives a management fee of 2% of the Partnership's Gross Operating Proceeds. Under the Management Agreement, EWS is entitled to be reimbursed for 115% of the maintenance costs, including labor and material costs that it incurs in the performance of services including services by third parties. See Part III, "12. EXECUTIVE COMPENSATION - Windsystem Management Fees" for additional information.

Wind Park Easement Agreement

The Partnership uses a portion of the Operating Site and the Infrastructural Improvements pursuant to the Wind Park Easement Agreement. Under the Wind Park Easement Agreement, Mesa charges the Partnership rental fees in an amount equal to the greater of 5% of Gross Operating Proceeds or the Partnership's pro rata share (with the other producers of electric energy from wind power on the Operating Site) of the payments due the BLM under the Right-of-Way Grant.

Effective January 1, 1996, the BLM changed the annual rental payment due under the Right-of-Way Grant to a flat rent of $79,000. ZPI and ZPII are each charged a pro rata share of the $79,000 in accordance with the Wind Park Easement Agreement based on their ratios of aggregated rated capacity of the turbines installed on the Operating Site. Rental payments may be adjusted by the BLM annually to reflect any change in the fair rental value of the Operating Site, which could result in revised easement payments by the Partnership to Mesa.


                                     PART IV


 15.    EXHIBITS, UNAUDITED FINANCIAL STATEMENT SCHEDULES,
        --------------------------------------------------
        AND REPORTS ON FORM 8-K
        -----------------------


  (a).1      Unaudited Financial Statements

             Unaudited Balance Sheets at December 31, 2002 and 2001

             Unaudited Statements of Operations for the years ended December 31, 2002 and 2001

             Unaudited Statements of Changes in Partners' Capital (Deficit) for the years ended December 31, 2002 and 2001

             Unaudited Statements of Cash Flows for the years ended December 31, 2002 and 2001

             Notes to Unaudited Financial Statements


 (a).2       Exhibits


Number                   Description
------                   -----------

 3.1 First Amended and Restated Certificate and Agreement of Limited Partnership of Zond-PanAero Windsystem Partners I (Incorporated by reference from Exhibit A to the Partnership's Registration Statement on Form 10 dated April 29, 1985).

 3.2 First Amendment to First Amended and Restated Certificate dated as of June 27, 1988 (Incorporated by reference from Exhibit 3.2 to the Partnership's Annual Report on Form 10-K (File No. 0-13510) for the fiscal year ended December 31,
                  1988).

10.1 Wind Park Power Purchase and Sale Agreement between PanAero and Southern California Edison Company dated April 12, 1982; Assignment of Wind Park Power Purchase and Sale Agreement dated July 28, 1984, between PanAero and Mesa; and Partial Assignment of Wind Park Power Purchase and Sale Agreement effective September 25, 1984, between Mesa and the Partnership (Incorporated by reference from Exhibit B to the Partnership's Registration Statement on Form 10 dated
                  April 29, 1985).

10.2 Right-of-Way Grant (Serial No. CA-11688-A) issued by the Bureau of Land Management of the United States Department of the Interior to PanAero and assigned to Mesa (Incorporated by reference from Exhibit C to the Partnership's Registration Statement on Form 10 dated April 29, 1985).


10.3 Wind Park Easement Agreement dated as of September 7, 1984, between Mesa and the Partnership; Amendment to Wind Park Easement Agreement dated as of November 28, 1984 (Incorporated by reference from Exhibit D to the Partnership's Registration Statement on Form 10 dated
                  April 29, 1985).

10.4 Windsystem Management Agreement dated July 27, 1988, between EWS and the Partnership, and First Amendment to Windsystem Management Agreement, (Incorporated by reference from Exhibit
                  10.5 to the Partnership's Annual Report on Form 10-K (File No. 0-13510) for the fiscal year ended December 31, 1988).

10.5 Second Amendment to Windsystem Management Agreement between EWS and the Partnership (Incorporated by reference from Exhibit 10.5 to the Partnership's Annual Report on Form 10-K (File No. 0-13510) for the fiscal year ended December 31,
                  1989).

10.6 Purchase Note and Security Agreement dated as of November 26, 1984, between MCC and the Partnership (Incorporated by reference from Exhibit G to the Partnership's Registration Statement on Form 10 dated April 29, 1985).

10.7 First Amendment to Purchase Note and Security Agreement dated as of November 7, 1989, between MCC and the Partnership (Incorporated by reference from Exhibit 10.7 to the Partnership's Annual Report on Form 10-K (File No. 0-13510) for the fiscal year ended December 31, 1989).

10.8 Agreement Addressing Renewable Energy Pricing and Payment Issues dated as of August 22, 2001 between Mesa and SCE (Incorporated by reference from Exhibit 99.1 to the Partnership's Current Report on Form 8-K dated November 25,
                  2003).


  (b) Reports on Form 8-K

   Current Report on Form 8-K filed with the SEC on February 13, 2002, as amended by Form 8-K/A, filed with the SEC on February 7, 2002.

                       ZOND-PANAERO WINDSYSTEM PARTNERS I,
                        A CALIFORNIA LIMITED PARTNERSHIP
                         UNAUDITED FINANCIAL STATEMENTS





INDEX TO UNAUDITED FINANCIAL STATEMENTS                                    PAGE



Unaudited Balance Sheets at                                                 F-1
 December 31, 2002 and 2001

Unaudited Statements of Operations for the years ended                      F-2
 December 31, 2002 and 2001

Unaudited Statements of Changes in Partners' Capital (Deficit) for the      F-3
years ended December 31, 2002 and 2001

Unaudited Statements of Cash Flows for the years ended                      F-4
 December 31, 2002 and 2001

Notes to Unaudited Financial Statements                                     F-5



                                       F-1
                       ZOND-PANAERO WINDSYSTEM PARTNERS I,
                        A CALIFORNIA LIMITED PARTNERSHIP
                            UNAUDITED BALANCE SHEETS
                             (Dollars in thousands)


                                                             December 31, 2002      December 31, 2001
                                                            --------------------  --------------------
Assets
Current assets:
 Cash and cash equivalents                                   $              472     $              83
 Accounts receivable                                                        105                 1,320
 Accounts receivable from related party                                     813
 Other current assets                                                        39                    41
                                                             -------------------    ------------------
Total current assets                                                      1,429                 1,444
                                                             -------------------    ------------------

Noncurrent assets
 Buildings                                                                   98                    98
 Property, plant and equipment                                           49,561                49,561
 Less-accumulated depreciation                                          (44,723)              (42,228)
                                                             -------------------    ------------------
 Total noncurrent assets                                                  4,936                 7,431
                                                             -------------------    ------------------
  Total assets                                               $            6,365      $          8,875
                                                             ===================    ==================

Liabilities and partners' capital (deficit)
Current liabilities:
 Accounts payable and accrued expenses                       $               68                   128
 Accounts payable to related party                                          547                   250
 Current portion of notes payable
    to related party                                                      1,008                 4,497
Accrued interest to related party                                         5,718                 5,442
                                                             -------------------    ------------------
  Total current liabilities                                  $            7,341      $         10,317
                                                             -------------------    ------------------

General partner                                                              (4)                   (6)
Limited partners                                                         (1.549)               (2,011)
Substituted limited partner (Note 1)                                         (4)                   (6)
Contributed capital                                                         581                   581
                                                             -------------------    ------------------
 Total partners' (deficit)                                                 (976)               (1,442)
                                                             -------------------    ------------------

 Total liabilities and partners'                             -------------------    ------------------
    capital (deficit)                                        $            6,365      $          8,875
                                                             ===================    ==================


                See accompanying notes to unaudited financial statements.


                                       F-2

                       ZOND-PANAERO WINDSYSTEM PARTNERS I,
                        A CALIFORNIA LIMITED PARTNERSHIP
                       UNAUDITED STATEMENTS OF OPERATIONS
    (Dollars in thousands, except per Unit value, which is in whole dollars)


                                                             For the year ended     For the year ended
                                                             December 31, 2002      December 31, 2001
                                                            --------------------  --------------------
Revenue:
 Sale of electricity                                         $            4,814     $           4,317
 Other income                                                                41                   136
                                                             -------------------    ------------------
 Total revenue                                                            4,855                 4,453

Costs and expenses:
 Depreciation                                                             2,495                 2,497
 Interest expense                                                           376                   689
 Property taxes                                                              72                   168
 Easement fees to related party                                             261                   170
 Management fees to
  related party                                                             104                    68
 Maintenance and other operating costs
  to related and other parties                                              850                   958
 Insurance costs                                                            222                    87
 Other operating costs                                                        9                    24
                                                             -------------------    ------------------
Total costs and expenses                                                  4,389                 4,661

Net income (loss)                                            $              466     $            (208)
                                                             ===================    ==================

Net income (loss) per Unit                                   $              392     $            (175)
                                                             ===================    ==================

Number of outstanding Limited
  Partner Units                                                           1,190                 1,190



                  See accompanying notes to unaudited financial statements.



                                       F-3
                       ZOND-PANAERO WINDSYSTEM PARTNERS I,
                        A CALIFORNIA LIMITED PARTNERSHIP
         UNAUDITED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                             (Dollars in thousands)



                                                                                   Substituted
                                                                                     Limited        Contributed
                                                    General        Limited           Partner          Capital
                                         Total      Partner        Partners         (Note 1)          (Note 4)
                                       ----------  ---------     ------------     --------------   --------------
Profit and loss allocation               100.00%      0.50%         99.00%             0.50%
                                       ----------  ---------     ------------     --------------   ---------------

Balance at December 31, 2000             (1,234)         (5)         (1,805)                (5)              581

Net (loss)                                 (208)         (1)           (206)                (1)               -
                                       ----------  ---------     ------------     --------------   ---------------

Balance at December 31, 2001             (1,442)         (6)         (2,011)                (6)              581

Net income (loss)                           466           2             462                  2                -
                                       ----------  ---------     ------------     --------------   ---------------

Balance at December 31, 2002           $   (976)    $    (4)     $   (1,549)      $         (4)     $        581
                                       ===========================================================================




                 See accompanying notes to unaudited financial statements.





                                       F-4
                       ZOND-PANAERO WINDSYSTEM PARTNERS I,
                        A CALIFORNIA LIMITED PARTNERSHIP
                       UNAUDITED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                                             For the year ended     For the year ended
                                                             December 31, 2002      December 31, 2001
                                                            --------------------  --------------------
Cash Flow From Operating Activities:

Net income (loss)                                                           466                  (208)

Reconciliation of net loss to net cash
   provided by operating activities:

Depreciation                                                              2,495                 2,497

Changes in operating assets and liabilities
 Accounts receivable                                                      1,215                (1,030)
 Amount receivable from related party                                      (813)                   -
 Prepaid insurance and other                                                  2                    11
 Accounts payable and accrued expenses                                      (60)                  102
 Amount payable to related party                                            297                    90
 Accrued interest payable to related party                                  276                   689
                                                             -------------------    ------------------
Net cash provided by operating activities                                 3,878                 2,151

Cash flows used in financing activities:

 Principal payments on notes payable to related party        $           (3,489)    $          (2,085)
                                                             -------------------    ------------------

 Net increase in cash and cash equivalents                                  389                    66

Cash and cash equivalents at beginning of year                               83                    17
                                                             -------------------    ------------------

Cash and cash equivalents at end of year                     $              472     $              83
                                                             ===================    ==================

Supplemental disclosure of cash flow information:
  Cash paid during the year for interest                                     99                     -



                  See accompanying notes to unaudited financial statements.



                       ZOND-PANAERO WINDSYSTEM PARTNERS I,
                        A CALIFORNIA LIMITED PARTNERSHIP


                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


NOTE 1 - THE PARTNERSHIP

Introduction

Zond-PanAero Windsystem Partners I, a California Limited Partnership (the "Partnership"), was formed on June 29, 1984 to purchase, own and operate a system of 300 Vestas Energy A/S Model V-15 wind turbine electric generators (the "Turbines"). The Turbines, together with certain infrastructural improvements (the "Infrastructural Improvements") which are owned by Mesa Wind Developers ("Mesa"), a joint venture between Enron Wind Systems, Inc. ("EWSI") and an affiliate of PanAero Corporation ("PanAero"), form an integrated electric power generating facility (the "Windsystem") with a rated capacity of 19.5 megawatts in the San Gorgonio Pass area of the San Bernardino Mountains near Palm Springs, California (the "Operating Site"). EWSI is a developer and operator of commercial wind-powered electric generating facilities and PanAero is a wind resources development company. On January 3, 1997, EWSI's parent, Zond Corporation, became a wholly-owned subsidiary of Enron Renewable Energy Corp., which is wholly-owned by Enron Corp. ("Enron"). In May 1997, the name of Zond Corporation was changed to Enron Wind Corp. ("EWC").

The general partner (the "General Partner") of the Partnership is Zond Windsystems Management LLC ("ZWM"), a California limited liability company wholly-owned by Enron Wind Systems, LLC ("EWS"). See "Bankruptcy and Mergers" regarding certain affiliated mergers and name changes affecting ZWM, EWS and EWC. The business of the Partnership and the respective rights of its partners, including the Partnership's limited partners (the "Limited Partners"), are governed by the First Amended and Restated Certificate and Agreement of Limited Partnership of Zond-PanAero Windsystem Partners I, a California Limited Partnership, entered into on November 29, 1984, as amended (the "Partnership Agreement").

The Partnership will terminate on December 31, 2005, unless earlier terminated in accordance with the provisions of the Partnership Agreement.

The Windsystem, which became operational in November 1984, was constructed by Mesa Construction Company ("MCC"), a joint venture between an affiliate of EWSI and an affiliate of PanAero. The Partnership paid MCC a total of $48.9 million for the purchase, construction and installation of the Turbines, comprised of $22.4 million in cash and $26.5 million in the form of eighteen-year, 13% notes payable in equal semi-annual installments of principal and interest totaling $1.9 million (the "Purchase Notes"). See Notes 3 and 4 below.

Bankruptcy and Mergers

Commencing on December 2, 2001, and periodically thereafter, Enron and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the

United States Bankruptcy Code (the "Bankruptcy Code"). On February 20, 2002, EWC and EWSI each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Additionally, two California limited liability companies formed on February 19, 2002 for the purposes of merging with EWC and EWSI in anticipation of the sale of Enron's wind business also filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.

EWC merged with and into one of such limited liability companies on April 19, 2002 and the surviving limited liability company changed its name to Enron Wind LLC ("EW"). EWSI merged with and into the other limited liability company, also on April 19, 2002, and Enron Wind Systems, LLC was the surviving limited liability company.

On April 12, 2002, Zond Windsystems Management Corporation ("ZWMC"), the general partner of the Partnership at such time, merged with and into a third California limited liability company, formed on March 12, 2002, and Zond Windsystems Management LLC was the surviving limited liability company. On May 3, 2002, Zond Construction Corp. merged with and into a fourth California limited liability company, formed on March 21, 2002, and the surviving limited liability company changed its name to Zond Construction LLC ("ZC").

Substituted Limited Partner

PanAero Management Corporation ("PAMC"), a California corporation wholly-owned by PanAero, formerly served as a general partner of the Partnership (together with ZWMC, the "Former General Partners"). In June 1988, the Partnership solicited a vote by proxy of the Limited Partners to remove PAMC as a general partner. Pursuant to that vote, PAMC was converted to a substituted limited partner. Although the term "Substituted Limited Partner" is defined in the Partnership Agreement as any individual, partnership, corporation, trust or other entity admitted to the Partnership as a Limited Partner pursuant to transfer provisions under the Partnership Agreement, the term substituted limited partner is used in the Unaudited Balance Sheets at December 31, 2002 and 2001 and the Unaudited Statements of Changes in Partners' Capital (Deficit) for the year ended December 31, 2002 and 2001 only in reference to the substituted limited partner interest created by the removal of PAMC as a general partner. Under an Agreement of Settlement and Mutual Releases (the "Settlement Agreement") executed on June 26, 2000, PAMC agreed to transfer its substituted limited partner interest in the Partnership to ZWMC.

Sale to General Electric

On April 10, 2002, Enron, EWC and certain of its subsidiaries, including EWSI, entered into an Amended and Restated Purchase and Sale Agreement in which such entities agreed to sell in an asset sale (the "GE Sale") their wind turbine manufacturing, operation and maintenance and construction businesses to General Electric Company, acting through its GE power systems business ("GEPS"). The GE Sale was consummated on May 10, 2002. EW retained the existing wind power projects including the indirect ownership of the general partnership interest in the Partnership. However, effective as of the sale, substantially all of the employees who had been involved in the management of the Partnership transferred to GEPS.

Following the sale to GEPS, new management was appointed to manage and operate the Partnership, and ZWM's principal executive offices were moved to 1400 Smith Street, Houston, Texas 77002. Eric D. Gadd was appointed President and Chief Executive Officer of ZWM on September 26, 2002. ZWM has no directors.

Operation and Maintenance Services

EWS manages the Windsystem pursuant to a windsystem management agreement with the Partnership executed on July 27, 1988 (the "Management Agreement"). The Management Agreement terminates by its terms on December 31, 2004. Prior to May 10, 2002, Enron Wind Maintenance LLC, an affiliate of EWS, provided operations and maintenance services for the Windsystem. On May 10, 2002, in connection with the GE Sale, EWS contracted with GE Wind Energy, LLC to perform certain operations and maintenance services relating to the Windsystem for a period of one year ending on May 10, 2003. See "Operation and Maintenance Services" in
Note 7 below.

Substantial Transactions and Operating Agreements

The accompanying unaudited financial statements include substantial transactions with related parties. These transactions are further described in Notes 3 and 4.

A summary of the major operating agreements entered into by the Partnership, directly or indirectly, is set forth below:

(1) The Partnership sells the electricity produced by the Turbines to Southern California Edison Company ("SCE"), pursuant to a power purchase and sales agreement (the "Power Agreement"). The Power Agreement was originally entered into between SCE and PanAero in April 1982 and covers an aggregate of 29.9 megawatts of generating capacity. PanAero assigned the Power Agreement to Mesa in July 1984. Mesa subsequently assigned the portion of the Power Agreement that covers the aggregate rated capacity of the Turbines (19.5 megawatts), to the Partnership until December 31, 2004. The remaining 10.4 megawatts of generating capacity available under the Power Agreement was assigned by Mesa to Zond-PanAero Windsystem Partners II, a California Limited Partnership ("ZPII"), whose general partner is an affiliate of the General Partner. SCE purchases electricity produced by the Turbines at a price equal to the greater of 89% of SCE's "Cost of Energy" (as defined in the Power Agreement) or a fixed minimum price of $.102 per kilowatt hour ("kWh"), with the limitation that when 89% of SCE's Cost of Energy exceeds $.20 kWh, the price per kWh paid by SCE will be limited to $.20 per kWh plus 70% of the difference between 89% of SCE's Cost of Energy and $.20 per kWh. During 2001, the Partnership earned $.102 per kWh of electricity delivered to SCE.

(2) Since July 1988, the Partnership has contracted with EWS (or its predecessor) for the operation and maintenance of the Turbines and the performance of certain ancillary management services, such as collection of revenues from SCE and the administration and payment of all Partnership expenses. Under the provisions of the Management Agreement, the Partnership pays a management fee of 2% of "Gross Operating Proceeds", which are defined as all gross receipts from the sale of electricity generated by the Turbines and all amounts paid in lieu of receipts from the sale of electricity, including, without limitation, any proceeds of systems performance or wind resource insurance, casualty loss and business interruption insurance paid in reimbursement of lost revenues and warranty payments in reimbursement of lost revenues. Under the Management Agreement, EWS is entitled to be reimbursed for 115% of the maintenance costs, including labor and material costs that it incurs in the performance of services including services performed by third parties. See Note 4.


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

(3) The Operating Site is situated on two adjoining parcels of land, consisting of approximately 440 acres, located in the San Gorgonio Pass area of the San Bernardino Mountains approximately 16 miles northwest of Palm Springs, California. The Partnership uses the Infrastructural Improvements and a portion of the Operating Site pursuant to a 20-year easement granted by Mesa under the terms of a Wind Park Easement Agreement dated as of September 7, 1984, as amended (the "Wind Park Easement Agreement"). Mesa has rights to develop wind energy resources at the Operating Site, which includes the Infrastructural Improvements, under a right-of-way grant (the "Right-of-Way Grant") from the United States Bureau of Land Management ("BLM"). The primary term of the Right-of-Way Grant expired on January 26, 2003. On December 19, 2002, the Right-of-Way Grant was extended for a ten-year period commencing on January 27, 2003; however, the Wind Park Easement Agreement still expires on December 31, 2004.


         EWSI, PanAero, and their affiliates have developed and sold additional wind turbines on the Operating Site to ZPII and Mesa has granted a similar easement to ZPII.

         Under the Wind Park Easement Agreement, Mesa charges the Partnership rental fees in an amount equal to the greater of 5% of Gross Operating Proceeds or the Partnership's pro rata share (with the other producers of electric energy from wind power on the Operating Site) of the payments due the BLM under the Right-of-Way Grant. Effective January 1, 1996, the BLM changed the annual rental payment due under the Right-of-Way Grant to a flat rent of $79,000. ZPI and ZPII are each charged a pro rata share of the $79,000 in accordance with the Wind Park Easement Agreement based on their ratios of aggregated rated capacity of the turbines installed on the Operating Site as described above. Rental payments may be adjusted by the BLM annually to reflect any change in the fair rental value of the Operating Site, which could result in revised easement payments by the Partnership to Mesa.

Cash Distributions

The Partnership distributes cash in accordance with the terms of the Partnership Agreement. Due to less-than-projected operating results, the Partnership has not distributed any cash to the General Partner, Limited Partners, Dean Witter Reynolds Inc. as a special limited partner, the Former General Partners or the substituted limited partners during any fiscal year other than 1985, in which the Partnership distributed an aggregate of approximately $158,000 to the Limited Partners and $2,000 to the Former General Partners. Under the Purchase Notes, the Partnership cannot make cash distributions to its partners unless certain cash reserve balances are maintained, no events of default exist, and certain ratio tests are met. The Partnership did not meet these criteria, and did not make cash distributions to its partners, during 2002.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's accounting records are maintained on the basis used for federal income tax reporting purposes. For purposes of filing with the Securities and Exchange Commission, the accounting records have been adjusted to reflect generally accepted accounting principles in the United States ("GAAP").

Income Taxes

The Partnership is not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying unaudited financial statements since the income or loss of the Partnership is to be included in the tax returns of the individual partners. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If such examinations result in adjustments to distributive shares of taxable income or loss, the tax liability of the partners could be adjusted accordingly.

The tax attributes of the Partnership's net assets flow directly to each individual partner. Individual partners will have different investment bases depending upon the timing and prices of acquisition of Partnership units. Further, each partner's tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting followed in the financial statements. Accordingly, there could be significant differences between each individual partner's tax basis and their proportionate share of the net assets reported in the financial statements. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", requires disclosure by a publicly held partnership of the aggregate difference in the basis of its net assets for financial and tax reporting purposes. However, the Partnership does not have access to information about each individual partner's tax attributes in the Partnership, and the aggregate tax basis cannot be readily determined. In any event, management does not believe that, in the Partnership's circumstances, the aggregate difference would be meaningful information.

Cash Equivalents

Cash equivalents are considered to be all highly liquid investments purchased with an original maturity of three months or less.

Depreciation

The Turbines are recorded at cost and are being depreciated on the straight-line method over a twenty-year life. Capitalized improvements and the building are being depreciated on a straight-line method over a fifteen-year life. Expenditures that materially increase the useful lives of assets are capitalized, while ordinary maintenance and repairs are charged to operations as incurred. Replacement of defective parts or expenditures designed to modify Turbines to improve their productivity are expensed as incurred.

Earnings Per Limited Partner Unit

Earnings per Limited Partner unit are calculated based upon the number of Limited Partner units outstanding during each year.

Fair Value of Financial Instruments

For each class of financial instruments, including cash and cash equivalents, accounts receivable, prepaid insurance and other current assets, accounts payable and accrued expenses, accounts payable to related party and accrued interest to related party, the carrying amount approximates fair value because of the short maturity of those instruments.


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

The estimated fair value of the Partnership's note payable to related party is not materially different from its carrying amount. The fair value is based on discounted present value cash flows using the Partnership's current borrowing rate.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Electricity Sales

Power generated by the Windsystem is recognized as income upon delivery of power to SCE at prices as defined in the Power Agreement.

NOTE 3 - PURCHASE NOTES

Under an agreement reached in April 1989, MCC reduced the interest rate on the Purchase Notes to 11% effective in January 1990. The Partnership secured its payment obligations under the Purchase Notes by granting MCC security interests in the Turbines and other intangible collateral including the rights, title and interests of the Partnership under several of the Partnership's major operating agreements.

The Partnership's cash flows have been insufficient to pay all scheduled principal and interest associated with the Purchase Notes. The Purchase Notes matured on December 31, 2002. At that time, there was $1.0 million and $5.7 million of principal and interest in arrears, respectively. The Partnership's failure to make timely payments on the Purchase Notes gave MCC the right to foreclose against the collateral of its loans as defined in the Purchase Notes.

NOTE 4 - AMOUNTS PAYABLE TO RELATED PARTIES, NET

In addition to the Purchase Notes (See Note 3 above) the Partnership had a $0.5 million and $0.1 million payable to Mesa and EWS, respectively. Amounts payable to Mesa include easement fees and other miscellaneous expenses related to Windsystem operations. Amounts payable to EWSI include management fees and other miscellaneous expenses related to Windsystem operations. Such amounts are unsecured and non-interest bearing.

The Partnership has the following related party transactions and relationships:

(1) Mesa assigned easement rights to a portion of the Operating Site and granted rights to use the Infrastructural Improvements to the Partnership under the Wind Park Easement Agreement (See Note 1 above). The Partnership incurred $0.3 million in easement fees during 2002 pursuant to the Wind Park Easement Agreement.

(2) The Partnership contracted with EWSI to operate and maintain the Turbines and to perform certain management and administrative services under the Management Agreement (See Note 1 above). The Partnership incurred expenses of $0.9 million during 2002 pursuant to the Management Agreement.


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

In 1988, Mesa assigned $581,000 of receivables from the Partnership to each of its partners, EWSI and an affiliate of PanAero. EWSI subsequently forgave its $581,000 of receivables from the Partnership. This forgiveness was treated as a capital contribution in the accompanying financial statements.

NOTE 5 - LITIGATION


SCE Dispute

Market conditions in the California energy sector during 2000 and 2001 created a significant cash flow problem for SCE. At the end of January 2001, SCE advised the Partnership that SCE would not make payments for power deliveries in November and December 2000. The Partnership, along with other renewable source generators, engaged in discussions with SCE seeking payment from SCE for past due amounts under applicable power agreements entered into with SCE.

The Partnership continued to operate the Windsystem and deliver power to SCE believing that eventually a solution would be negotiated. SCE continued to default on its contractual obligations by missing payments due for January, February, and March 2001 power deliveries.

On March 27, 2001, the California Public Utilities Commission (the "CPUC") issued an order (the "CPUC Order") obligating SCE to begin payments for power delivered on a going-forward basis. Following the issuance of the Order, SCE initiated discussions with renewable source generators, including the Partnership, to agree on a payment plan for power delivered on a going-forward basis. The Partnership agreed with SCE to receive payments twice monthly for power delivered. Payments for the last five days in March 2001, from the date the CPUC Order was effective, through the end of 2001 were received from SCE. The CPUC Order did not address the issue of payments due for the period between November 1, 2000 and March 26, 2001.

By the end of April 2001, discussions with SCE regarding payment for power delivered for the period between November 1, 2000 and March 26, 2001 had not resulted in a solution. The Partnership, along with other renewable source generators (collectively, the "Power Generators"), assisted by outside counsel, explored various legal alternatives to enforce the contractual rights of the turbine owners. With no realistic prospects seemingly imminent for a negotiated solution, some of the Power Generators, including the Partnership, filed suit against SCE on May 2, 2001 in Los Angeles Superior Court (the "SCE Litigation"). The suit sought to recover compensation from SCE for power delivered, or at the option of the plaintiffs, relief from the obligation to deliver power under the existing contracts with SCE coupled with the right to sell power in the open market across the SCE transmission grid.

In June 2001, SCE sent an offer to renewable source generators to settle the amounts past due and proposed a structure for payment of the amounts past due. The offer resulted from lengthy negotiations between SCE and representatives of independent energy producers, monitored by representatives of the Governor of California. The offer provided for the payment of all amounts past due with interest accruing at 7% to the date of payment. On August 22, 2001, Mesa, for the benefit of the Partnership, entered into a settlement agreement with SCE that, among other things, set forth the terms for payment of past due amounts to Mesa, and ultimately the Partnership (the "SCE Payment Agreement").

The SCE Payment Agreement provides that past due amounts be paid in three installments, 10% of the amount outstanding plus interest on all the past due amounts to the date of the installment payment to be paid shortly after execution of the SCE Payment Agreement, another 10% of the amount outstanding to be paid when the SCE Payment Agreement becomes effective (after CPUC approval and certain other conditions are satisfied), and the final 80% to be paid when the California State Legislature approves a plan that restores SCE's credit. SCE paid the first installment due under the SCE Payment Agreement on August 31, 2001. All remaining amounts outstanding from SCE under the SCE Payment Agreement were collected from SCE by the end of March 2002. See Note 7 below.

NOTE 6 - ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Partnership does not expect the adoption of this statement to have a material impact on the results of operations and financial condition of the Partnership. See Note 7 below.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure about the effects on reported net income of an entity's stock-based employee compensation in interim financial statements.


NOTE 7 - SUBSEQUENT EVENTS

Bankruptcy

As of December 19, 2003, neither ZWM nor ZC has filed for bankruptcy.

Operation and Maintenance Services

In April 2003, EWS entered into an agreement with SeaWest Asset Management Services, LLC to provide certain operation and maintenance services relating to the Windsystem for a 5-year period ending on May 10, 2008.

SCE Dispute

The Partnership, along with the other Power Generators party to the SCE Litigation, dismissed the SCE Litigation in August 2003.

Purchase Notes

From January 1, 2003 through December 19, 2003, $0.6 million was paid on the Purchase Notes, all of which was applied to principal.

As of December 19, 2003, MCC has not exercised its right to foreclose under the Purchase Notes.

FERC Investigation

In May 2003, the Federal Energy Regulatory Commission (the "FERC"), pursuant to FERC Docket No. EL03-47-000, began investigating whether the Windsystem and certain other power projects owned by Enron or its affiliates failed to meet the ownership criteria for qualifying facility ("QF") status under the Public Utility Regulatory Policy Act of 1978 ("PURPA").

Under PURPA, and the applicable FERC regulations, a power project is not a QF if more than 50% of the equity interest in the project is owned by an electric utility or electric utility holding company. On July 11, 2003, the investigation of the QF status of the Windsystem by the FERC was set for hearing by the FERC. On July 22, 2003, the FERC investigation relating to the Windsystem was assigned to a FERC settlement judge. Representatives of the Partnership and the FERC have held several settlement meetings, and settlement discussions relating to the investigation are ongoing.

Recently Issued Accounting Pronouncements

On January 1, 2003, the Partnership adopted SFAS No. 143 "Accounting for Asset Retirement Obligations". On January 1, 2003, the Partnership adopted SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections". These adoptions did not have a material impact on the Partnership's results of operations or financial condition.

The Partnership adopted SFAS No. 148 on January 1, 2003. The Partnership did not change to the fair value based method of accounting for stock-based employee compensation. Accordingly, the adoption of SFAS No. 148 would only affect the Partnership's financial condition or results of operations if the Partnership elects to change to the fair value method specified in SFAS No. 123. The adoption of SFAS No. 148 had no effect on the financial position, results of operations, or cash flows of the Partnership.











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